Exhibit 99.1

FOR IMMEDIATE RELEASE

DragonWave Reduces Exercise Price of Outstanding Short-Term Warrants

Ottawa, Canada, January 25, 2017 - DragonWave Inc. (TSX: DWI; NASDAQ: DRWI), a leading global supplier of packet microwave radio systems for mobile and access networks, announced today that it has reduced the exercise price of its outstanding six-month warrants (the “Short-Term Warrants”) issued in its public offering completed in August 2016.  Pursuant to the terms of the Short-Term Warrants, DragonWave has elected to reduce the exercise price of the Short-Term Warrants to US $1.50 per share, commencing on January 25, 2017 and continuing until the expiration of the warrants on February 8, 2017.

In connection with its US$6.0 million public offering in August 2016, DragonWave issued the Short-Term Warrants, each to purchase one common share. At issuance, the Short-Term Warrants had an exercise price of US$4.00 per share. The aggregate number of common shares currently issuable under the Short-Term Warrants is 3,151,180.

DragonWave currently intends to use the net proceeds from the exercise of warrants for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities.

The original issuance of the Short-Term Warrants and the reduction of the exercise price has been effected pursuant to the exemption available to certain eligible inter-listed issuers in section 602.1 of the TSX Company Manual.

The Short-Term Warrants were issued pursuant to an effective registration statement on Form F-1 filed with the Securities and Exchange Commission (SEC) and declared effective on August 2, 2016. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About DragonWave

DragonWave® is a leading provider of high-capacity packet microwave solutions that drive next-generation IP networks.  DragonWave’s carrier-grade point-to-point packet microwave systems transmit broadband voice, video and data, enabling service providers, government agencies, enterprises and other organizations to meet their increasing bandwidth requirements rapidly and affordably.  The principal application of DragonWave’s products is wireless network backhaul.  Additional solutions include leased line replacement, last mile fiber extension and enterprise networks. DragonWave’s corporate headquarters is located in Ottawa, Ontario, with sales locations in Europe, Asia, the Middle East and North America.  For more information, visit http://www.dragonwaveinc.com.

DragonWave®, Horizon® and Avenue® are registered trademarks of DragonWave Inc.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding DragonWave’s anticipated proceeds from the exercise of warrants and its use of those proceeds and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of DragonWave and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and DragonWave undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although DragonWave believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of DragonWave in general, see the risk disclosures in the Form 20-F and Annual Information Form of DragonWave for the year ended February 29, 2016 and in subsequent filings, including of DragonWave’s MD&A, made with the SEC and on www.sedar.com by DragonWave.

Media Contact:	Media Contact:	Investor Contact:
Nadine Kittle Marketing Communications DragonWave Inc. nkittle@dragonwaveinc.com Tel: 613-599-9991 ext. 2262	Becky Obbema Interprose Public Relations (for DragonWave) Becky.Obbema@interprosepr.com Tel: (408) 778-2024	Patrick Houston President & CEO DragonWave Inc. Investor@dragonwaveinc.com Tel: 613-599-9991 ext. 2222